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EXHIBIT 10.26

Citizens Bancshares Corporation
Annual PEO and PFO Certification For Fiscal Years Other than the First Year

        I, Cynthia N. Day, President/Chief Executive Officer and Samuel J. Cox, Executive Vice President/Chief Financial Officer, certify, based on my knowledge, that:

          (i)    The entity serving as the compensation committee (the "Committee") of Citizens Bancshares Corporation (the "Company") has discussed, reviewed, and evaluated with senior risk officer at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to the Company and each entity aggregated with the Company as the "TARP Recipient" as defined in the regulations and guidance established under section 111 of EESA (collectively referred to as the "TARP Recipient");

          (ii)   The Committee has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient and has identified any features of the employee compensation plans that pose risks to the TARP Recipient and has limited those features to ensure that the TARP Recipient is not unnecessarily exposed to risks;

          (iii)  The Committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee, and has limited any such features;

          (iv)  The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

          (v)   The Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in:

            (A)  SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient;

            (B)  Employee compensation plans that unnecessarily expose the TARP Recipient to risks; and

            (C)  Employee compensation plans that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee;

          (vi)  The TARP Recipient has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs and any of the next twenty most highly compensated employees be subject to a recovery or "clawback" provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

          (vii) The TARP Recipient has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

          (viii)  Except as discussed below, the TARP Recipient has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period.

          In preparing its response to the ongoing off-site review by the Office of Financial Stability's Compliance Office, the TARP Recipient determined that annual premium payments, each in the amount of $1,707.50, were made during the TARP period on a life insurance policy under which the TARP Recipient's most highly compensated employee had the right to designate the beneficiary or beneficiaries of any death benefits payable under the policy.

          The insurance policy in question was an arrangement assumed from a predecessor entity in 1998. The insurance policy was a small standalone policy, which was not associated with any of the TARP Recipient's other benefit plans. Therefore, it was inadvertently not administered or reviewed in the same manner as other benefit and compensation plans. The TARP Recipient has no other policies of this nature.

          The TARP Recipient has not been able to identify any exemption from the restrictions on bonus payments that would apply to these annual premium payments.

          While sincerely regretting the error, the TARP Recipient does not propose to take any specific remedial action with respect to this mistake because of the sudden death of the TARP Recipient's most highly compensated employee on February 27, 2012, after a very brief illness. Nevertheless, the TARP Recipient has completed a thorough review of all other arrangements and is confident that no other bonus payments remain undisclosed that fail to comply with the bonus limitations under the IFR. In addition, the TARP Recipient is consulting with legal counsel to ensure that payment arrangements that will be applied to the TARP Recipient's most highly compensated employee in 2013 and future years satisfy the IFR's bonus restrictions.

          (ix)  The TARP Recipient and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

          (x)   The TARP Recipient will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

          (xi)  The TARP Recipient will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

          (xii) The TARP Recipient will disclose whether the TARP Recipient, the board of directors of the Company, or the Committee has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

          (xiii)  Except as discussed below, the TARP Recipient has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period.

          The TARP Recipient, also in preparing its response to the off-site review, determined that it grossed-up a nominal Christmas gift for the SEOs, excluding the most highly compensated, and the next twenty most highly compensated employees, during 2009, the first year of receipt of TARP proceeds, and the subsequent year, 2010. This matter occurred when the TARP Recipient's subsidiary bank granted a token cash appreciation gift in the amount of $200 and $100 for 2009 and 2010, respectively, to bank employees during the Holiday season, including one year when the employees were not given an annual salary increase due to the weak economic business environment. The TARP Recipient was aware that gross-ups are prohibited under the IFR, and the TARP compliance requirements have been clearly communicated concerning the prohibition of gross-ups for SEOs and the next twenty most highly compensated employees. However, the TARP Recipient only now has identified the fact that during the payroll processing of the transactions, the SEOs and the next twenty most highly compensated employees were mistakenly not excluded from the gross-ups that were afforded other employees. The total gross up for all SEOs and the next twenty most highly compensated employees totaled $343.16 and $258.61, respectively, for 2009 and 2010. The TARP Recipient plans to correct the non-compliance by requiring all SEOs and the next twenty most highly compensated employees to repay the gross-up amount.

          The TARP Recipient is confident that no other bonus payments or gross ups remain undisclosed that fails to comply with the bonus or gross up limitations under the IFR and has also addressed the effectiveness of the review process in the payroll function to ensure that this will not occur again.

          The TARP Recipient formally reported the inadvertent non-compliance with TARP Compensation Standards to the United States Department of the Treasury on March 13, 2012.

          The TARP Recipient wishes to emphasize that the Executive Committee of its Board of Directors fully understands the seriousness of complying with the TARP Compensation Standards and both the Committee and responsible TARP Recipient personnel will redouble their efforts to comply with all TARP Compensation Standards.

          (xiv) The TARP Recipient has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the TARP Recipient and Treasury, including any amendments;

          (xv) The TARP Recipient has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

          (xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example 18 U.S.C. 1001.)

Date: March 30, 2012	/s/ CYNTHIA N. DAY Cynthia N. Day President/Chief Executive Officer
Date: March 30, 2012	/s/ SAMUEL J. COX Samuel J. Cox Executive Vice President/ Chief Financial Officer

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  EXHIBIT 10.26
Citizens Bancshares Corporation Annual PEO and PFO Certification For Fiscal Years Other than the First Year